Exhibit 3.1

BY-LAWS OF ECOPETROL S.A.

(Approved at the extraordinary General Shareholders’ meeting of november 6, 2007; ordinary meeting of 24th of march, 2011 and ordinary meeting of 21st of march, 2013)

CHAPTER I:

LEGAL NATURE, CORPORATE NAME, CONSTITUTION, DOMICILE, AND DURATION

ARTICLE ONE: LEGAL NATURE – CORPORATE NAME.- ECOPETROL S.A. is a Mixed Economy Corporation, of commercial nature, organized as a corporation, of national level, dependant of the Ministry of Mines and Energy and will have as corporate name ECOPETROL S.A. hereinafter, and for the effects of this document, it will also be identified as “THE COMPANY”.

ARTICLE TWO: DOMICILE.- The main domicile of ECOPETROL S.A. is the city of Bogotá D.C. and THE COMPANY may open subordinated companies, subsidiaries, branch offices and agencies throughout the National territory and abroad.

ARTICLE THREE: DURATION.- The term of THE COMPANY is perpetual.

CHAPTER II:

CORPORATE PURPOSE

ARTICLE FOUR: CORPORATE PURPOSE.- The corporate purpose of ECOPETROL S.A. is the development, in Colombia or abroad, of commercial or industrial activities corresponding or relating to exploration, exploitation refining, transporting storing, distributing, and commercializing hydrocarbons and its by-products.

Additionally, the following are part of the corporate purpose of ECOPETROL S.A.:

1)	The administration and management of all assets and real state that were reverted to the Government after the termination of the former De Mares Concession. Over said assets THE COMPANY will have all disposition faculties provided by the law.
2)	The exploration and exploitation of hydrocarbons in crude oil areas or fields that, before January 1, 2004: a) were linked to outstanding contracts or, b) were being directly operated by ECOPETROL S.A.
3)	The exploration and exploitation of crude oil areas or fields assigned to it by the National Hydrocarbons Agency - ANH-.

4)	Exploration and Exploitation of hydrocarbons abroad, directly or through contracts entered into with third parties.

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5)	Refining, processing and any other industrial or petrochemical procedure of hydrocarbons, its by-products or alike, directly or in facilities owned by third party, within the National territory or abroad.
6)	Purchase, sale, import, export, processing, storage, mix, distribution, commercialization, industrialization, and/or sale of hydrocarbons, its by-products, and alike, in Colombia or abroad.
7)	Transportation and storage of hydrocarbons, its by-products and alike, through owned transportation or storage systems or of those third parties, within the National territory and abroad, with the exception of natural gas transportation within the National territory.
8)	Carry out the investigation, development and commercialization of conventional and alternative sources of energy.
9)	Carry out the production, mix, storage, transportation and commercialization of oxygenizing components and bio-fuels.
10)	Carry out port operations.
11)	Carry out any complementary, connected or useful activity to develop the aforementioned.
12)	Guaranty any third party obligations when strictly necessary within regular business and within its corporate purpose, as authorized by the Board of Directors.
13)	At the request of shareholders may support, promote and manage equity democratization programs of ECOPETROL, as provided in the applicable rules. For such purposes may enter into and become part of agreements and arrangements under which they are assigned general or particular responsibilities, as agreed in the interests of shareholders and the relevant transaction.

ARTICLE FIVE: THE COMPANY may enter into all acts, contracts and legal business and activities that may be required for the adequate fulfillment of its corporate purpose, and specifically those mentioned hereinafter:

1)	Construction, operation, administration, maintenance, disposal, and management within the National territory or abroad of transportation and storage systems of hydrocarbons, its by-products; refineries, pumping, collection, compression or treatment stations, supply plants, terminals, and in general all those assets or facilities required to fulfill the corporate purpose.
2)	Enter, in Colombia or abroad, into all sorts of agreements, contracts or legal business provided in National or international regulations arising from freedom of contract, as long as they correspond or are related to the corporate purpose or its functions as assigned to THE COMPANY, or to develop subsidiary or complementary operations. Among them, purchase or sale contracts of production rights and risk coverage contracts.
3)	Rendering and commercialization of all class of services related to the fulfillment of the corporate purpose.
4)	With the Board of Director’s authorization:
a)	Open branch offices, agencies or subsidiary companies, in Colombia or abroad when deemed convenient.
b)	Participate with individuals or companies, National or foreign, of public or private nature, in Colombia or abroad, in the incorporation or constitution of corporations, associations, partnerships or non profit organizations, with a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of ECOPETROL S.A.`S corporate purpose.
c)	Acquire shares or rights in corporations, associations, partnerships or non profit organizations, previously incorporated or constituted, which have a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of ECOPETROL S.A.`S corporate purpose.

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d)	Sell shares or rights in corporations, associations, partnerships or non profit organizations, in which it may have participation, pursuant to legal regulations for state owned sale of shares.
e)	Create sole person companies or take on any association or business collaboration form with individuals or companies to perform corporate purpose related activities, as well as those activities connected, complementary, necessary, or useful for its development.

f)	Impose levies, sell or limit dominium rights over fixed assets owned by ECOPETROL S.A. other than hydrocarbons, its by-products, refined or petrochemical.

5)	Construction, acquisition, or management of all sorts of facilities to efficiently develop the corporate purpose.
6)	Purchase, distribution or commercialization of products related to its corporate purpose, and open or manage, directly or indirectly, branch offices, subordinated companies, or agencies necessary for such task.
7)	Enter into all sorts of operations with financial or insurance institutions.
8)	Enter into all sorts of debt operations.
9)	Issuance of securities on assets and investment.
10)	Investment of treasury remaining and reserves in capital markets transitionally or permanently by issuing bonds, purchasing titles, shares, rights, making deposits or carrying out any other kind of operations with authorized financial institutions.
11)	All kinds of investment and treasury operations with authorized entities.
12)	Obtaining and exploiting industrial property rights over trademarks, drawings, symbols, patents or any other immaterial goods and carry out the respective registries before proper authorities.
13)	Carry out necessary investigations to obtain necessary technical support; and obtain new technologies and products, resulting from investigations and creations of the respective divisions of THE COMPANY.
14)	Preparation and training of personnel in all specialties of the crude oil industry, its by- products, in the country and abroad.
15)	Participation in scientific or technological activities related to its corporate purpose or with complementary, connected or useful activities to it, as well as to take advantage of them and apply them technically and economically.
16)	Participation in social programs for the community, especially with communities located where THE COMPANY has influence.
17)	Carrying out the aforementioned tasks and any other investment, legal business, or activities connected, complementary, or useful to the fulfillment of the corporate purpose and functions related to hydrocarbons and it by-products and alike or products having the capacity to take their place.
18)	Any other functions assigned by law or by the National Government pursuant to the Law and to these By-Laws.

PARAGRAPH ONE: To fulfill its corporate purpose, THE COMPANY may carry out its activities within the National territory and abroad.

PARAGRAPH TWO: Notwithstanding numeral 4 herein, THE COMPANY has free disposition of all the assets that make up the patrimony and purchase all kinds of assets and obligations under any title pursuant to current law and these By-Laws, therefore it may:

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a)	Write, accept, grant, endorse, negotiate, discount, give as warranty all kinds of securities and other civil and commercial documents.
b)	Warranty through bonds, liens, mortgages or deposits, its own obligations.
c)	Issue bonds or securities or other similar documents that collectively constitute obligations of THE COMPANY, and regulate the issuance of said securities with the public directly or through intermediaries, pursuant with the law.
d)	Negotiate shares, bonds or public debt documents issued by national of foreign companies.

PARAGRAPH THREE: ECOPETROL S.A. must comply with its functions in a competitive manner, under principles of economic and financial revenue.

CHAPTER III

CAPITAL, PATRIMONY, SHARES AND SHAREHOLDER RIGHTS

ARTICLE SIX: CORPORATE CAPITAL:

a) AUTORIZED CAPITAL: The COMPANY’S authorized capital is fifteen trillion pesos ($15.000.000.000.000.oo) divided in sixty billion (60.000.000.000) ordinary nominative share with a face value of two hundred fifty pesos ($250.oo) each, represented pursuant with these By-Laws.

b) SUSCRIBED CAPITAL: The subscribed capital is nine trillion ninety six billion one thousand, ninety seven million, two hundred four thousand, two hundred ninety pesos (9,096,197,204,290) which the present parties subscribe in the following way:

Shareholder	No. Of Shares	Percentage (%)	Price (in Colombian Pesos)
Nation – Ministry of Finance and Public Credit	36.384.786.817,196	9.9999945	9.096.196.704.299.000
Fiduciaria La Previsora S.A.	400	0.0000011	100.000
La Previsora S.A. Insurance Company	400	0.0000011	100.000
Fondo Financiero de Proyectos de Desarrollo FONADE	400	0.0000011	100.000
Fondo Nacional de Garantías	400	0.0000011	100.000
Financiera de Desarrollo Territorial - FINDETER	400	0.0000011	100.000
TOTAL	36.384.788.817,196	100	9.096.197.204.299.000

The share of the Nation - Ministry of Finance and Public Credits represented in the value of the hydrocarbons and the shares due to reversion of areas given under concession and the revenue and capitalized revaluation.

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The amount of the shares of the NATION - Ministry of Finance and Public Credit is equal to the sum of the shares that are subscribed and paid in the protocol act.

c) PAID CAPITAL: THE COMPANY has received as paid capital the amount of nine trillion ninety six billion one thousand, ninety seven million, two hundred four thousand, two hundred ninety pesos in currency and in species in the proportions expressed hereinafter:

Shareholder	Amount paid (in Colombian pesos)	Paid Shares	Outstanding shares
Nation – Ministry of Finance and Public Credit	9.096.196.704.299.000	36.384.786.817,196	0
Fiduciaria La Previsora S.A.	100.000	400	0
La Previsora S.A. Insurance Company	100.000	400	0
Fondo Financiero de Proyectos de Desarrollo FONADE	100.000	400	0
Fondo Nacional de Garantías	100.000	400	0
Financiera de Desarrollo Territorial - FINDETER	100.000	400	0

TOTAL	9.096.197.204.299.000	36.384.788.817,196	0

ARTICLE SEVEN: PATRIMONY: ECOPETROL S.A’s patrimony is made up of:

a)	Assets and rights from the De-Mares concession that after the reversion where passed on to the Empresa Colombiana de Petroleos- industrial and commercial state company.
b)	The assets and rights that before the issuance of the Decree Law 1760 of 2003 passed on to The Empresa Colombiana de Petroleos- industrial and commercial state company under the reversion agreed with the holders of the concession granted by the government. c) The assets and rights that before the issuance of the Decree Law 1760 of 2003 where passed on to the Empresa Colombiana de Petroleos – industrial and commercial state company due to the end of the exploration and exploitation of hydrocarbons administrative entity.
d)	The National production rights of the fields that the Empresa Colombiana de Petroleos- industrial and commercial state company was operating up to the date of the issuance of the Decree Law 1760 of 2003, and in the exploited fields of entered into by said company acting as the national hydrocarbons administrative entity before the creation of the National Hydrocarbons Agency – ANH
e)	The production rights of the fields that may result from the contracts entered into by ECOPETROL S.A. until December 31, 2003.
f)	The assets originated from ECOPETROL S.A’s rights over future production of hydrocarbons obtained both from direct operations, and from hydrocarbon exploration and exploitation contracts entered into by said company.
g)	The production rights over fields from direct operation in areas assigned to the Empresa Colombiana de Petroleos – industrial and commercial state company and ECOPETROL S.A. as included in the land map as of December 31, 2003.

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h)	The assets produced by the investment and reinvestment of revenue by Empresa Colombiana de Petroleos – industrial and commercial state company.
i)	The assets produced by the investment and reinvestment of revenue by ECOPETROL S.A.
j)	All the assets and rights that Empresa Colombiana de Petroleos – industrial and commercial state company has acquired under any title and those to be acquired by ECOPETROL S.A. at any title.

ARTICLE EIGHT: ISSUANCE OF SHARES: ECOPETROL S.A. may issue shares within the limits of the authorized capital, pursuant to the limitations of Law 1118 of 2006 and the regulations that modify, add or substitute it.

ARTICLE NINE: SHARE REGISTRY BOOK: THE COMPANY will have a SHARE REGISTRY BOOK previously registered with chamber of commerce of the principle corporate domicile, in which the names of those owning shares, the number of shares corresponding to each, the title or titles with their respective number and inscription date; the sales and transfers, liens, levies, and judicial claims will be registered and any other act subject to inscription pursuant to the Law.

THE COMPANY only recognizes as owner the person whose name is included in the share registry and only for the number of titles and under the conditions therein registered.

ARTICLE TEN: TITLES OR CERTIFICATIONS.- The shares of the COMPANY may circulate both physically and immaterially.

a) The shares that circulate physically or materially will be represented by titles bearing the hand signature of the President and of the Secretary of The Company or whomever acts as such, and will be issued in a numeric and continuous series and must include all requirements pursuant to article 401 of the Commerce Code.

As long as the total amount per share has not been paid completely, only provisional titles will be issued to the subscribers. All provisional titles will be exchanged for permanent titles, as the shares represented by them are paid completely by groups or lots of shares or for each share, in particular.

The provisional title(s) as the case may be, will be issued within two (2) months or less as of the date of the Public Deed corresponding to the protocol of these By-Laws.

The shareholders will be responsible of any taxes or tributes imposed on the issuance of shares that circulate materially or immaterially, as well as for those generated by transfers, transmission or modification on their dominium.

b) The shares certificates that are issued, transferred or have a lien imposed on and that circulate immaterially will be kept and managed by a specialized entity or by a Centralized Securities Deposit with experience in this type of activities. Holders may request a certification legitimating them to exercise shareholders rights. The entity in charge of their management will carry out all necessary subscription of shares and will manage the shareholder registry. The content and characteristics of the certificates will be according to pertinent legal requirements.

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As long as only partial amount of the value has been paid, the company may only issue provisional certificates. Circulation, limitations, and other issues or operations related to immaterial shares will be rules by legal regulations for immaterial securities.

PARAGRAPH ONE: SHAREHOLDER DEFAULT.- THE COMPANY directly or through the specialized entity, on which it may delegate this function, will annotate all payments and outstanding debts.

When a shareholder is in default (this is, when the holder does not pay, within the deadline established in the share issuance rules the shares or part thereof.

a)	Political and economical rights of said shares in default will be suspended.
b)	Article 397 of the commerce code will be applied and THE COMPANY will charge the sums received to the liberalization of the number of shares of those installments paid, having as their value the price at which they were issued after deducting fifteen percent (15%) of the unpaid amount as indemnification, which are presumed to be caused. As well, THE COMPANY will stop receiving payments from the shareholder who is under an execution event, pursuant with the share issuance rules.
c)	The shares that have not been liberated and have been retained from the defaulted shareholder will be put into the market by THE COMPANY as soon as possible, pursuant to article 397 of the commerce code.

In order to apply article 397 of the Commerce Code, THE COMPANY may carry out any activities deemed necessary, without the need of the consent or acceptance of the shareholder, because it is understood that such consent was given by the shareholder by accepting the issuance of said shares. The Board of Directors of THE COMPANY will meet and decide on required matters in order to negotiate the shares taken from defaulted shareholders.

Those shares, which have not been paid up, cannot be freely negotiated. Shares, which have been paid are free and liberalized pursuant with the share issuance rules are negotiable.

PARAGRAPH TWO: STOLEN AND DAMAGED OF TITLES OR CERTIFICATES.-

a)	STOLEN: The owner of the title or certificate presumably stolen must present before The Board of Directors a) an authenticated copy of the criminal complaint, b) the guaranty required by the Board of Directors for the case in which the Board will give the owner or holder of the title or certificate a duplicate included in the Stock Registry. In case the stolen title or certification would reappear, titleholder will return the duplicate to THE COMPANY, which will be destroyed by the Board of Directors registering it in the corresponding minutes.

b)	DAMAGE: When the request for the title copy is due to its damage the shareholder must turn it over in the condition it may be so THE COMPANY annuls it before delivering the duplicate, which will make reference to the substituted title number.

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ARTICLE ELEVEN: LIENED SHARES OR UNDER LEGAL PROCEDURE.-

In case of a lien and a forced sale, it will be ruled by article 408, 409, 414 and 415 of the Commerce Code and by article 67 of Law 794 de 2003 and any legal regulation that may regulate, complement, modify the aforementioned or that may be applicable.

ARTICLE TWELVE: LEVIED SHARES.- THE COMPANY will register the transfer of levied shares in any form or whose dominium is limited or dismembered, after informing, in writing to the purchaser, of the existence of such levy or of the limitation or dismemberment.

In case of usufruct duly informed to THE COMPANY, it will recognize the usufruct party all the rights derived from the shares, except those relating to their property such as the right to sell them or to subscribe new issuances, including those distributed as dividend shares, which correspond to the owner, except agreement in the contrary.

PARAGRAPH: PLEDGED SHARES.- Pledged is perfected through its inscription in the Stock Registry and will not grant the creditor the rights of the shares, except in the case of stipulation or express agreement. The document including such agreement will be enough to prove before THE COMPANY the creditor’s rights.

ARTICLE THIRTEEN: SHARES RIGHTS.- All shares provide its holder an equal right in the corporate body and in the benefits to be distributed and each one of them has the right to one vote in the General Shareholders’ Meeting, with certain legal limitations.

THE COMPANY Shareholders will have the following rights and guaranties:

1.	Participate in the General Shareholders’ Meeting deliberations and vote in it to make general decisions that correspond to said body, including the appointment of the organs and people which it must elect, pursuant to the Law and these By-Laws and if necessary, have mechanisms to be represented in said Meetings.

2.	Receive as dividend, a part of the profit of THE COMPANY in proportion to the shares it may own in said COMPANY. ECOPETROL S.A. distributes its profits pursuant to the Law and these By-Laws.

3.	Have access to THE COMPANY`S public information in due time and integral form, and to freely inspect the books and other documents referred to in article 446 and 447 of the Commerce Code within fifteen (15) business days prior to the General Shareholders’ Meeting where the financial statement will be considered.

4.	Receive a proportional share of the corporate assets at liquidation, if it were the case, once all of THE COMPANY`S debts are covered, in the proportion of the number of shares held.

5.	Be represented, through a writing that includes the name of the proxy holder and the extension of the representation. Proxies for representation in the General Shareholders’ Meeting must be pursuant to article 184 of the Commerce Code.

6.	Transfer or sell its shares, pursuant with the Law and these By-laws; as well as to know the share registration methods and the identity of the main shareholders of THE COMPANY, pursuant with the Law.

7.	Give recommendations on corporate governance of THE COMPANY, through written requests presented to the Shareholder and Investor Attention Office.

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8.	Request, together with other shareholders, the summon of an extraordinary General Shareholders’ Meeting, pursuant with article 20 of these By-laws.
9.	Request before the Shareholder and Investor Attention Office, authorization under its cost and responsibility, to carry out specialized audits under the following terms:

a)	The specialized audits may be carried out in any moment over the documents authorized under article 447 of the Commerce Code, by a request presented by a plural number of shareholders representing at least five percent (5%) of the subscribed shares of THE COMPANY.
b)	The specialized audits cannot cover reserved documents under the Law, in particular article 15 of the Political Constitution and article 61 of the Commerce Code, as well as section g) of article 4 of Law 964 of 2005 and other regulations.
c)	As well the specialized audit cannot cover scientific, economic and statistic information obtained by the people dedicated to the crude oil industry in any of its branches, pursuant with applicable legislation; technical and industrial information regarding prospects of sources obtained directly by THE COMPANY or by its associates; or any information derived for contracts that constitute competitive advantages; this information has commercial reserve regulated by Colombian Commerce Law. In any case the specialized audits must be carried out over specific issues and cannot be carried out over industrial secrets or over issues covered by confidentiality Laws on intellectual property.
d)	In any case can the specialized audits affect the autonomy of the managers, according to Legal and By-laws faculties.
e)	The working documents of the special auditor will subject to reserve and must be conserved for a time no less than five (5) years, as of the date of elaboration.
f)	The request to carry out specialized audits will be presented in writing to the Shareholder and Investor Attention Office, stating the reasons that motivate it, the facts and operations to be audited and the duration of such. The persons hired to carry out the specialized audits must be professionals recognized as such by the Law and must comply with the requirements of the Law and of these By-Laws to be an External Auditor of THE COMPANY. The auditor will be chosen by procedures than guarantee its objective and independent selection.
g)	The Shareholder and Investor Attention Office must revise the request hastily and efficiently, facilitating the activities of the auditor, in coordination with the offices of THE COMPANY that must help for their task to be viable.
h)	The results of the specialized audit must be informed first to the President of ECOPETROL S.A., who has thirty (30) business days to comment. These results and the comments of the President of THE COMPANY will be informed to the Board of Directors and to the control and supervision entities. In case there is breach of legal regulations, it will be informed to competent authorities.
i)	The investors may request specialized audits concerning the nature of their investments, with regards to the aforementioned rules and as long as they posses, individually or jointly, at least ten percent (10%) or more of the respective issuance of titles or securities.
10.	Present before the Board of Directors proposals related to the good development of THE COMPANY, jointly with other shareholders, as long as they represent at least five percent (5%) of the subscribed shares. The proposals must indicate the address and name of the person to whom the response of the petition will be sent and with whom the Board will act, in case to consider it necessary. In any case, such proposals cannot verse on industrial secrets or strategic information of THE COMPANY`S development. These requests must be presented in writing to the Shareholder and Investor Attention Office. This Office must, as well present them to the Corporate Governance Committee of the Board of Directors for their study and possible authorization by the Board of Directors. Regarding these requests, the Board of Directors must abstain from giving reserved information or information that may jeopardize ECOPETROL S.A.`s business or that may affect third party rights or that, if distributed, may be used against THE COMPANY.

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11.	When considering that a Corporate Governance Rule has been breached, a shareholder may address the Board of Directors of THE COMPANY in writing, indicating the reasons and facts that support its claim, stating the name, identification number, address, telephone and city to guarantee a response to the claim. The President and Board of Directors Support Direction or whom acts as such will send the claim to the Board of Directors for their study, and will answer it and initiate the necessary measures to avoid breaching the rules indicated. The Board of Directors may delegate this function in the Corporate Governance Committee.
12.	During the term of the Nations Declaration as majority shareholder of ECOPETROL S.A. dated July 26 2007, exercise their withdrawal right under the terms of such Declaration.
13.	Those other rights granted by the Law and these By-Laws

PARAGRAPH ONE: EQUAL TREATMENT TO SHAREHOLDERS AND INVESTORS: THE COMPANY, in order to protect the complete exercise of rights and a fulfillment of this obligations toward investors and shareholders, will give them equal treatment regarding requests, claims and information with no regards to the value of the investment or the amount of shares owned.

PARAGRAPH TWO: DISPUTE RESOLUTION METHOD: The conflicts that may arise between THE COMPANY and its shareholders will try to be resolved: first instance, through direct settlement; second instance, through amicable mediators, and third instance, through the intervention of conciliators from the Center for Arbitration and Conciliation from the Chamber of Commerce of Bogotá D.C.

Once these three instances have failed, the interested party has one option for its claim to be resolved through Court Jurisdiction or through an Arbitration Tribunal.

In case an Arbitration Tribunal is chosen, it will session in Bogotá D.C. and the decision will be based in Law. It will be made up of three (3) Arbitrators appointed in agreement by the parties. In the event that within thirty (30) days of the Arbitration Tribunal summons, the parties have not agreed on the appointment, it will be made by the Center for Arbitration and Conciliation of the Chamber of Commerce of Bogotá D.C.

ARTICLE FOURTEEN: SHARE INDIVISIBILITY: The shares will be indivisible, therefore when, due to legal reasons or agreement some shares are owned by a plural number of people, THE COMPANY with register the shares in favor of all the owners jointly who must appoint a common representative to exercise the rights as shareholder.

The appointment of this representative will be done pursuant with article 378 of the Commerce Code or the regulation that modifies or substitute it.

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ARTICLE FIFTEEN: REPRESENTATION AND VOTE UNITY: Each shareholder, individual or company, may only appoint a sole representative before the General Shareholders’ Meeting, with no consideration of the number of shares it has rights over.

The representative or mandate of the shareholder cannot divide the vote of the represented party, therefore it is not allowed to vote with the represented shares in one way or for some persons with other shares, and in another way or for other persons with other shares. Nevertheless, this indivisibility does not impede the representative of several shareholders to vote in each case, separately following the instructions given by each represented person or group of people.

CHAPTER IV DIRECTION AND MANAGEMENT

ARTICLE SIXTEEN: The direction, management, and representation of THE COMPANY, will be carried out by the following organs:

a)	The General Shareholders’ Meeting
b)	The Board of Directors and
c)	President

PARAGRAPH: THE COMPANY will have a secretary or a person in charge of its functions, who will be the Secretary of the General Shareholders’ Meeting and of the Board of Directors.

The Secretary or whomever acts as such will be in charge of, aside from those appointed by these By-Laws, THE COMPANY’S rules and by the General Shareholders’ Meeting, the Board of Directors and the President; keeping the minutes, registry and mail of THE COMPANY and to certify before third parties the content of the aforementioned.

The Secretary or whom ever acts as such will give special attention to documents reserved pursuant to the Law and according to commercial practice, regarding the books and documents of THE COMPANY.

CHAPTER V

GENERAL SHAREHOLDERS’ MEETING

ARTICLE SEVENTEEN: COMPOSITION OF THE GENERAL SHAREHOLDER MEETING.- The General Shareholders’ Meeting will be made up by the representatives of the shares of subscribed and paid capital, meeting according to the regulations of these By-Laws and the Law.

ARTICLE EIGHTEEN: FUNCTIONNS OF THE GENERAL SHAREHOLDERS’ MEETING: The General Shareholders’ Meeting will carry out the following, both during its ordinary and extraordinary meetings:

a)	Appoint the president of the meeting
b)	Examine, approve or reject the end of exercise financial statements and the accounts presented by the managers.
c)	Appoint and remove the members of the Board of Directors.

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d)	Appoint and remove the External Auditor and substitutes. Assign their fees and tasks.
e)	Decide pursuant with the Law, the distribution of profit resulting from the financial statements, determining the amount of profit to be distributed, the term, and the payment form of the dividends. The General Shareholders’ Meeting may determine that the amount set for distribution will be capitalized totally or partially and that its value is to be distributed in the COMPANY’S shares among the shareholders at pro rate of the shares held at capitalization.
f)	Agree on the way to cancel loses if there were any.
g)	Authorize any issuance and placement of shares, as well as any issuance of convertible bonds, whether these are to be convertible into ordinary or preferred shares.
h)	Authorize any issuance of any privileged shares and order the decrease or elimination of the privileges.
i)	Agree on the distribution and payment of corporate profit
j)	Order the creation and destination of the occasional reserve needed or convenient for THE COMPANY pursuant with Paragraph one of this article.
k)	Order the reacquisition of own shares and their posterior sale.
l)	Adopt all the decisions necessary to comply with these By-Laws or required for THE COMPANY’s benefit.
m)	Study and approve the Corporate By-Laws, pursuant with applicable laws.
n)	Approve the assessment of goods that THE COMPANY may receive as subscribed shares payment, after the date of its incorporation.
o)	Consider management and legal representative reports regarding corporate business, and review the External Auditor’s report.
p)	Approve all corporate restructure processes, such as mergers, splits, transformation or acquisitions.
q)	Approve capital increases.
r)	Issue its own rules.
s)	Other assigned by law or these By-Laws and those not corresponding to any other organ.

PARAGRAPH ONE: The occasional reserve ordered by the General Shareholders’ Meeting must comply with the following:

a)	That it comes from liquid profit deducted from faithful financial statements.
b)	That the cause for its creation is a dividend distribution decision of the General Shareholders’ Meeting.
c)	That the cause for its creation is a decision of the General Shareholders’ Meeting. d) That it is mandatory only during period it was decided in.
e)	That is necessary or convenient for the stability of THE COMPANY during periods of economical difficulty, due to an abnormal situation in the market, or to prevent from extraordinary events that in case they were to occur can seriously affect the financial and economical structure of THE COMPANY.
f)	That it has a specific or specified destination in order to protect the shareholders rights to receive dividends.

PARAGRAPH TWO: The Nation agrees, according with its share participation, that the assets disposition amounting to 15% or more of ECOPETROL’S stock capitalization, will be discussed and decided by the General Shareholders’ Meeting and that The Nation can only vote affirmatively, if the minority vote is equal to or greater than 2% of the shares subscribed by shareholders other than The Nation.

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Notwithstanding if the majority referred to herein is not reached, The Nation may request a new summons to a General Shareholders’ Meeting per these By-Laws and in said meeting such decisions may be adopted with the majorities provided in the Law or these By-Law.

ARTICLE NINETEEN: ORDINARY MEETING: The ordinary General Shareholders’ Meeting will be held at the corporate domicile, within the first three months of each year, on the date and time indicated on the summons. The summons will be delivered twenty (20) business days prior to the date in which the meeting will be held, through electronic systems or written communication addressed to each shareholders with the information included in the shareholder registry or through publication in THE COMPANY’S web page www.ecopetrol.com.co or the one that may replace it. This not with standing the summons to be published in a National Circulation Newspaper.

During the ordinary shareholders Meeting, the shareholders, aside the from the functions assigned by Law, must:

a)	Examine THE COMPANY’S situation.
b)	Appoint managers and other officials elected by it.
c)	Determine the economical path of THE COMPANY.
d)	Analyze the accounts and financial statements of the previous exercise.
e)	Decide on the distribution of profit.
f)	Decide on all the actions to fulfill the corporate propose.

PARAGRAPH ONE: Additionally, ECOPETROL’S will introduce the following best practice to corporate governance (i) the Sunday before the ordinary Shareholders Meeting, management will remind the shareholders through a national circulation newspaper, of the date of the meeting, and (ii) management will inform shareholder abroad of the summons through THE COMPANY web page www.ecopetrol.com.co, or the one that may replace it, or e-mail, or through any other method.

PARAGRAPH TWO: ECOPETROL S.A. will publish on its web page www.ecopetrol.com.co the one that may replace it, the agenda of the General Shareholders’ Meeting and management proposals at least three (3) calendar days before the date of the ordinary meeting. The shareholders who register their e-mail, will receive the agenda and content of proposals.

ARTICLE TWENTY: EXTRAORDINARY MEEING.- The extraordinary Shareholders Meeting will be held at the corporate domicile of THE COMPANY, on the date and time set out on the summons which will be held:

a)	When unforeseen or urgent needs of THE COMPANY require it.
b)	When summoned by one of the following people: (i) The President (ii) The Board of Directors; (iii) The External Auditor, (iv) The official entity that supervises THE COMPANY.
c)	Directly or by the summons order of supervising entity of THE COMPANY, when requested by a plural number of shareholders representing at least five percent (5%) of all subscribed shares. The summons order will be complied with by the President or the External Auditor.

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The summons for extraordinary meetings, will be done eight (8) calendar day before date set for the meeting, with the exception of the case where the Law requires a greater time between the summons and the meeting, and will be done through e-mail or in writing addressed to each shareholder with information included in THE COMPANY share registry or through the publication of the summon on the web page www.ecopetrol.com.co or the one that may replace it.

The summons will indicate the subjects on the Agenda to be considered by the General Shareholders extraordinary Meeting.

PARAGRAPH ONE: Additionally, ECOPETROL S.A. will introduce the following best practices to corporate governance: (i) The Sunday before the Shareholders extraordinary Meeting, management will remind the shareholders through a national circulation newspaper, of the date of the meeting, and (ii) management will inform shareholders aboard of the summons through THE COMPANY’S website www.ecopetrol.com.co or the one that may replace it, or e-mail, or through any other method, notwithstanding the notification published on the national circulation newspaper.

PARAGRAPH TWO: ISSUES NOT INCLUED IN THE AGENDA OF EXTRAORDINARY MEETING: The Nation agrees to support, through its vote, initiatives to include additional issues to the ones included in the Agenda for extraordinary Shareholders Meetings of ECOPETROL S.A. if said initiatives are presented by one or more shareholders amounting to two percent (2%) of subscribed shares of THE COMPANY.

ARTICLE TWENTY ONE: UNIVERSAL MEETING: The General Shareholders’ Meeting may be validly held on any date, time and place, with no previous summon, when:

a)	All the subscribed shares are represented; and
b)	There is a common will to hold a Shareholder Meeting.

During Universal Shareholders Meetings any subject within its functions may be discussed, except if the Law differs.

ARTICLE TWENTY TWO: QUORUM: The General Shareholders’ Meeting will deliberate with a plural number of shareholders representing at least half plus one of subscribed shares.

Decisions will be made always with majority of present votes, except when the law has set out special majorities.

PARAGRAPH: If having summoned the General Shareholders’ Meeting and it does not take place due to lack of quorum, a second meeting will be summoned, and it will validly deliberate and decide with a plural number of shareholders, no matter what number of shares are represented. The new meeting will be held at least ten (10) days and no more than thirty (30) business days after the date of the first meeting. When shareholders meet in Ordinary Meetings under their due right the first business day of April, it may also deliberate and decide validly under the terms of this article.

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CHAPTER VI BOARD OF DIRECTORS

ARTICLE TWENTY THREE: BOARD OF DIRECTORS: The Board of Directors of THE COMPANY will be made up of nine (9) directors with no substitutes, who will be elected by The General Shareholders’ Meeting, through electoral quotient for one (1) year periods, being able to reelected them or remove them in any time by the General Shareholders’ Meeting. The members of the Board of Directors may be elected without electoral quotient when there is unanimity.

The appointment to The Board of Directors of THE COMPANY may be on the person or the position.

If there is no new elections of Board members it will be understood that the appointment has been extended until a new appointment is made.

The Board of Directors will be subject to the inabilities and incompatibilities that the law may establish.

PARAGRAPH ONE: INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS: At least three (3) of the nine (9) directors will be independent. The election of the independent directors will be done pursuant with the criteria included in the second paragraph of article 44 of Law 964 of 2005 and according to the procedure established through article 3923 of 2006 or any regulation that may regulate, modify, substitute or add them. The directors who are elected as independent will agree in writing, to accept the position, to maintain as independent during the exercise of their functions. If, for any reason, they were to lose this characteristic, they must resign from their position and the President of ECOPETROL S.A. may summon an extraordinary Shareholder Meeting to replace them.

PARAGRAPH TWO: The Nation agrees that the Shareholders Meetings where Board members of ECOPETROL S.A. will be elected, it will present a list of candidates including in the ranking eight and nine persons proposed by minority shareholders; as follows:

a)	Pursuant with paragraph one article 5 of Law 1118 of 2006, on the eighth ranking, the Nation will include in its list of candidates to be members of the Board of Directors, a person chosen by the governors of the departments that produce hydrocarbons and exploited by ECOPETROLS.A. The name of the candidate must be chosen by the governors of said departments through simple majority vote, through previous voting; the result of said voting must be sent to the Ministry of Finance Public Credit al least ten (10) days prior to the Shareholders Meeting. In case that, for any reason, the name of the candidate is not sent on time, the Nation will include in the list of candidates for the Board of Directors, any of the people appointed by the Governors, who in any case, must comply with the requirements included herein by the Hydrocarbon Producing Departments exploited by ECOPETROL S.A. will be understood as included in article 4 of Law 756 of 2002, or as modified, added or substituted, where ECOPETROL S.A. carries out hydrocarbons exploitation directly or through association with third parties.

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Hydrocarbon Producing Departments exploited by ECOPETROL S.A. will be understood as included in article 4 of Law 756 of 2002, or as modified, added or substituted, where ECOPETROL S.A. carries out hydrocarbon exploitation directly or through association with third parties. Said law defines Producing Department, the Department whose income due to royalties and compensations, including those coming from producing municipalities, is equal to or greater than three percent (3%) of the total royalties and compensations generated by the country. The assignments of the Fondo Nacional de Regalías will not be considered, nor those received by the departments from the reassignment pursuant to article 54 of Law 141 of 1994.

b)	Transitory: In the ninth rank, the Nation will include in the list of candidates for the Board of Directors, a person appointed by the ten (10) Minority Shareholders with the greatest share participation. The name of said candidate will be chosen by a simple majority, through a previous vote. The result of said vote must be sent to the Ministry of Finance and Public Credit at least ten (10) days prior to the Shareholders Meeting. If said Minority Shareholders do not agree, the Nation will include in its list the person chosen by the five (5) minority shareholders with the greatest share participation. If said shareholders do not reach an agreement before the Shareholders Meeting for such election, the Nation will be in the liberty to propose a candidate that will, in any case, comply with the requirements established herein.

For the effects of sections a) and b) herein, it is understood that the Nation’s agreement to vote for the candidates proponed by the minority shareholders of ECOPETROL S.A. and of the Departments Producing Hydrocarbon exploited by ECOPETROL S.A., will be subject to the compliance by each candidate of the following requirements:

(i)	That the profiles are similar to those defined for the directors of ECOPETROL S.A., pursuant with these By-Laws and,
(ii)	That they demonstrate that they are an independent member pursuant with the independent definition included in the paragraph of article 44 of Law 964 of 2005 or any rule that regulates or modifies it.
(iii)	The Nation’s agreement included in section b) will loose its power when the minority shareholders can, according to their share participation, appoint a member to the Board of Directors of ECOPETROL S.A. in their due right. The aforementioned notwithstanding the term of the Nation’s Declaration as majority shareholder of ECOPETROL S.A. issued on July 26, 2007.

PARAGRAPH THREE: The fees of the directors will be fixed annually by the General Shareholders’ Meeting and paid by THE COMPANY for their attendance to the meetings of the Board of Directors and to the Committees. Said payment will be fixed in consideration to the nature of THE COMPANY, the responsibility of the position and the guidelines of the market. This information will be made public through the web page www.ecopetrol.com.co or the one that may replace it.

PARAGRAPH FOUR: In case of non presence meetings, the fees of the members of the Board of Directors will be equal to fifty percent (50%) of the fees established for other meetings.

PARAGRAPH FIVE: The directors will auto evaluate themselves through a mechanism defined by the Board.

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The Chairman of the Board of Directors will present to the General Shareholders’ Meeting, for each ordinary meeting, a report regarding the development of the Board of Directors. It will include meeting attendance of the Board and the Committees, the development and participation in them, and the annual auto evaluation made by the Board members. The results of the Board of Directors auto evaluation will be published in the web page of THE COMPANY www.ecopetrol.com.co or the one that may replace it.

ARTICLE TWENTY FIVE: BOARD OF DIRECTORS MEMBERS PROFILE.- The members of the Board of Directors will agree with THE COMPANY`S corporate vision and must, at least comply with the following requirements: (i) have knowledge and experience with the activities included in the corporate purpose of THE COMPANY and/or knowledge and experience in commercial, industrial, financial, administrative, legal or similar activities (ii) have a good name and recognition due to their professional and integral capacities, and (iii) not to be a member of more than five (5) board of directors at the same time, including the Board of ECOPETROL S.A.

The members’ profiles will be reviewed and updated by the Committee of Compensation and Appointment of the Board of Directors.

ARTICLE TWENTY FIVE: MEETINGS.- The Board of Directors will meet ordinarily at least once a month at the main offices of THE COMPANY or in the place decided, on the date and time determined, and extraordinarily, through summons to itself, by the President, the External Auditor or two (2) of its members.

The summons to meetings both ordinary and extraordinary, will be a communication delivered to each member at least five (5) calendar days before said meeting; said communication may be sent through any way, such as fax, or e-mail.

The Board of Directors will elect among its members, its Chairman and Vice-Chairman, who will preside and direct the ordinary and extraordinary meetings of the Board of Directors and will be elected for a one (1) year term. In the meetings where both the Chairman and Vice-Chairman are absent, the attendees may appoint, from its members, the person who will act as Chairman for said meeting.

The Director of Support to the President and Board of Directors or who acts as such will act as secretary to the Board of Directors.

The President of ECOPETROL S.A. will attend the meetings of the Board of Directors, where he will have voice but not a vote. In any case, the President of ECOPETROL S.A. cannot be appointed Chairman of the Board of Directors.

PARAGRAPH: QUORUM.- The Board of Directors will deliberate with a number equal to or greater than five members. The decisions will be adopted through the majority of votes of the members present.

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ARTICLE TWENTY SIX: FUNCTIONS.- The following are the functions of the Board of Directors:

1)	Appoint, evaluate and remove the President of THE COMPANY.
2)	Issue its own regulations and the general regulations of all the sections of THE COMPANY.
3)	Previously authorize the following decisions or activities, and the remaining that require their authorization pursuant to these By-Laws:
a)	Open branch offices, agencies or subordinate companies in Colombia or abroad when deemed convenient.
b)	Participate with individuals or companies, national or foreign, of public or private nature, in Colombia or abroad, in the incorporation or constitution of corporations, associations, partnerships, or non profit organizations with a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of ECOPETROL S.A.`s corporate purpose.
c)	Acquire shares or rights in corporations, associations, partnerships, or non profit organizations previously incorporated or constituted, which have a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of ECOPETROL S.A.`s corporate purpose.
d)	Sell shares and rights in corporations, associations, partnerships, or non profit organizations in which it has participation, pursuant to legal regulations for state owned sale of shares.
e)	Create sole person companies or take on any association or business collaboration form, with individuals or companies to perform corporate purpose related activities, as well as those activities connected, complementary, necessary or useful for its development.
f)	Impose liens, sell or limit dominium rights over fixed assets, owned by ECOPETROL S.A. other than hydrocarbons and its by-products, or refined or petrochemical products.
4)	Study the annual reports to be presented by the President regarding the tasks carried out by THE COMPANY.
5)	Decide on the industrial relations policies and the salary scales that THE COMPANY must adopt for its personnel and define, review and update the profiles of the President and in general, of all the top executives, pursuant with the recommendations of the Compensation and Nomination Committee of the Board of Directors.
6)	Appoint and remove, in agreement with the President of ECOPETROL S.A., the officers of the THE COMPANY up to the level of the Vice-president and directors, with the possibility to delegate these functions in the President of THE COMPANY.
7)	Approve the budget of ECOPETROL S.A. and dictate the rules for the issuance and execution of it and for the management of the assets and resources of THE COMPANY, following, when compliant with the finalities and functions, corresponding legal rules.
8)	Approve the Contracting Rules or Manual, which can be delegated in the President of THE COMPANY.
9)	Intervene in all activities whose objective, under their criteria, are intended to improve the development of THE COMPANY´S activities. It may request periodical reports from top executives regarding the situation of THE COMPANY, including reports on corporate business strategies and regarding risks that THE COMPANY may be facing and if considered necessary, share them with the shareholders through the Shareholder and Investor Attention Office and design strategies to face such risks.

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10)	Present to the General Shareholders’ Meeting the accounts, financial statements, and inventories of THE COMPANY, propose the approval of reserve funds additional to the ones legally required and propose the distribution of profit.
11)	Examine, when deemed necessary, the documents and books of THE COMPANY, presented before the General Shareholders’ Meeting a detailed report regarding the status of the corporate business pursuant with articles 46 and 47 of Law 222 of 1995.
12)	Regulate the issuance and placement of THE COMPANY’s shares and approve their respective prospectuses. In any event, the Board of Directors may delegate the following to the President of THE COMPANY: approval of the subscription regulation, the issuance prospectus and all other documents relating to the issuance and placement of shares.
13)	Present jointly with the President of THE COMPANY, before the General Shareholders’ Meeting and for its approval, the financial statements of each exercise, accompanied by the documents required by article 446 of the Commerce Code or by the rules that regulate or modify it.
14)	Comply with article 447 of the Commerce Code or the rules that regulate or modify it.
15)	Authorize extraordinary investments in cases of urgency and extraordinary expenses in order to guarantee the normal development of the corporate purpose of THE COMPANY, pursuant with outstanding budgetary regulations.
16)	Act as advisory organ of the President on all subjects that THE COMPANY may require.
17)	Approve the Corporate Governance Code to be presented by the President of THE COMPANY and the modifications or adjustments proposed.
18)	Delegate in the President of THE COMPANY any of its functions that under law, can delegate.
19)	Grant permissions or licenses to the President of THE COMPANY, and appoint a substitute-in-charge during the absence of its substitutes.
20)	Adopt the specific measures regarding the governance of THE COMPANY, its conduct, and its information, in order to ensure the rights of those who invest in its shares or any other securities issued, pursuant with the parameters fixed by the market, regulation organs, and the adequate management of its business and public knowledge of its management.
21)	Present jointly with the President of THE COMPANY a report that describes the issues included in numeral 20) aforementioned, before the General Shareholders’ Meeting.
22)	Verify the effectiveness and transparency of the accounting systems of THE COMPANY and issue periodical reports to the shareholders regarding the financial and governance situation of THE COMPANY.
23)	The Board of Directors will be responsible of overseeing that the economical relations of ECOPETROL S.A. with its shareholders, including the majority shareholder, and with its subordinate companies are carried out within the limits and conditions established by the Law and these By-Laws; and always, under the conditions of the market.
24)	Establish the necessary mechanisms to ensure that when an official of ECOPETROL S.A. reveals, to the Auditing Committee of the Board of Directors or to its immediate chiefs, information regarding a possible conflict of interest within THE COMPANY or of irregularities in the accounts or financial information, it will not be discriminated or suffer negative consequences, and in general, to protect it from consequences that may arise from these reasons.
25)	The Board of Directors may establish a policy of public information of the annual and long term objectives of THE COMPANY, as well as its compliance;
26)	Request the Presidency of THE COMPANY, to hire external advisors, when deemed necessary to fulfill its functions or as support to the Committees of the Board of Directors under the following terms and conditions:

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a)	The request to hire external advisors must be in writing, indicating at least, the following: (i) Reasons that justify the advisors contracts to fully comply with the functions assigned to the Board of Directors; (ii) Inclusion of several candidates with the respective economical proposals; (iii) The people presented as possible candidates must be professionals, recognized as such pursuant with the Law and comply with the requirements of the procurement regulations of THE COMPANY and, (iv) Declaration of inexistence of conflict of interests with the possible candidates.
b)	The Board may assign to these advisors, ECOPETROL´S business areas auditing, if deemed necessary.

27)	Comply with the functions assigned by law regarding money laundering and terrorism financing, especially those issued by the Financial Superintendence of Colombia.
28)	Regulate the support, promotion and management of democratization programs shareholders in the company requested by shareholders. In any case, the Board may delegate to the President of the Company on completion of all acts and signing of all contracts necessary to complete the program of transfer of shares that shareholders have in THE COMPANY.
29)	Authorize the issuance and placement of THE COMPANY's bonds, provided such bonds are not convertible into shares, and other debt securities or instruments that enable the financing of THE COMPANY, regulate them and approve their respective prospectuses. In any event, the Board of Directors may delegate the following functions to the President of THE COMPANY: the approval of the subscription regulation, the issuance prospectus and all other documents relating to the issuance and placement of securities or instruments.
30)	All others assigned by Law, these By-Laws, and the Corporate Governance Code.

PARAGRAPH: The Board of Directors may create within it, commissions for special works or studies.

ARTICLE TWENTY SEVEN: BOARD OF DIRECTORS’ COMMITTEES.- In order to deal with its responsibilities directly, the Board of Directors has four (4) permanent institutional Committees consisting of Board members appointed by the Board itself. At least one (1) of the members of each Committee will be required to be Independent, subject to the minimum number of independent members that are required to form a part of the Audit Committee by law.

In order to operate, the Committees will have Internal Regulations establishing their objectives, functions and responsibilities, in addition to the provisions established by the rules in force applicable thereto.

27.1. Audit Committee: THE COMPANY’S highest controlling body in charge of supervising the management and effectiveness of the internal control system. This Committee will provide support for the Board of Directors in supervising the internal control system, compliance with the internal auditing program, compliance with the auditing process of the internal and/or external auditors, and make sure the internal control procedures meet the financial, administrative and operational needs, objectives, goals and strategies determined by THE COMPANY and, understand, analyze and provide feedback on the annual report of the Reserves Committee in relation to oil reserves SOCIETY. All the members are required to be independent, and at least one of them has to be an expert in finances and accounting.

The Audit Committee will forward any complaints or warnings received to the other Board Committees as per their competence on each matter.

The Audit Committee does not replace the functions of the Board of Directors or the administration of the supervision and execution of THE COMPANY’S internal control system.

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27.2. Compensation and Nomination Committee: The main objective of this Committee is to review and recommend the compensation systems to the Board of Directors, along with the criteria to select senior executives as well as other key employees of the organization.

ECOPETROL’S Vice President of Human Talent or the person acting as such will attend the meetings of the Compensation and Nomination Committee on a permanent basis.

27.3. Corporate Governance and Sustainability Committee: This body supports the Board of Director’s efforts as far as THE COMPANY’S good governance and sustainability. Its purpose is to recommend systems to the Board of Directors to adopt monitor and approve THE COMPANY'S corporate governance and sustainability practices.

27.4. Business Committee: This body supports the Board of Director’s efforts regarding the definition of the strategy investment of THE COMPANY, portfolio analysis and investment projects that require the approval of the Board and evaluation and monitoring of the investment portfolio and the results of these investments.

CHAPTER VII:

GENERAL REGULATIONS FOR THE SHAREHOLDERS MEETING AND THE BOARD OF DIRECTORS

ARTICLE TWENTY EIGHT: MINUTES.- The decisions of the Board of Directors or the General Shareholders’ Meeting adopted during their meetings will be included in minutes approved by said organs, as specified, or by the people appointed in the meeting and will be signed by the President and the secretary of such meeting. In said Minutes it must be indicated, aside from the shareholders summons, the attendees, and the votes for each decision.

The Minutes must comply with articles 189 and 431 of the Commerce Code, as it may correspond, as well as with Circular D-001/91 issued by the Superintendence of Companies and other regulations that may regulate, modify or substitute them.

Copy of these minutes, authorized by the Secretary or by any representative of THE COMPANY, will be proof of the facts therein, as long as there is no proof of fakeness of the copy or of the minutes.

Any other document will not be admissible for the Managers as proof of facts that are not included in the Minutes.

PARAGRAPH ONE: In the Minutes corresponding to the ordinary Shareholders Meetings it will state the presentation of financial statements and the External Auditor report, if these documents are not inserted in them.

The documents mentioned in articles 446 and 447 of the Commerce Code must be deposited in the Office of the Presidency and available to the shareholders fifteen (15) business days prior to the date of the meeting.

PARAGRAPH TWO: REGISTRATION OF BOOKS AND MINUTES.- The Shareholder Registry, Book of General Shareholder Meeting Minutes, and the Book of the Board of Director Meetings Minutes will be registered with the chamber of commerce of Bogotá D.C.

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The Minutes will be registered when law requires such formality.

ARTICLE TWENTY NINE: NON PRESENTIAL MEETINGS OF THE SHAREHOLDERS AND BOARD OF DIRECTORS.- Aside from the physical attendance meetings ruled in other sections of these By-Laws, the General Shareholders’ Meeting and the Board of Directors may meet not physically when complying with articles 19 and 20 of Law 1995.

Therefore, there will be General Shareholders’ Meeting or Board of Directors when through any mean all the shareholders or members can deliberate and decide through simultaneous or consecutive communication. In the latter case, the communications must be immediately received according to the method used. From these meetings and of the expressions of the shareholder, there must be a record such as faxes including the time, the sender, the message, or a recording including the same information.

As well, all the decisions of the Shareholders Meting and the Board of Directors will be valid, when in writing, all the shareholders or directors express their vote. In this case, the majority will be determined in relation to the total number of subscribed shares or directors. If the shareholders or members have expressed their vote in separate documents, these must be received in no more than one (1) month as of the date of the first communication received. The legal representative will inform the General Shareholders’ Meeting or the Board of Directors (as it may correspond) the final decision, within five (5) days as of the delivery of all the documents expressing a vote.

PARAGRAPH ONE: NON PRESENTIAL MEETINGS MINUTES.- The Minutes of the meetings referred to in this article must be included in the minutes book within thirty (30) days as of the date of the decision. The Minutes will be completed by the Legal Representative and the Secretary of THE COMPANY or who may act as such. If the Secretary is not available, any of the shareholders or members of the Board of Directors will sign the Minutes as it may correspond.

Decisions will be void and null when adopted without the participation of a shareholder or member in the simultaneous or consecutive communications. The same sanction will apply to decisions adopted when a shareholder or member does not express its vote or exceeds the one-month term therein included.

ARTICLE THIRTY: COLLISION OF COMPETENCES.- Any doubt or collision of functions or attributions of the Board of Directors and the President will be resolved always in favor of the Board of Directors; the collision of functions between the Board of Directors and the Shareholders Meeting will be resolved in favor of the latter.

CHAPTER VIII: THE PRESIDENT

ARTICLE THIRTY ONE: PRESIDENT.- The administration and legal representation of ECOPETROL S.A. will be held by the President, who will be elected by the Board of Directors and will have two (2) personal substitutes.

The Board of Directors will appoint the persons who will act as First and Second substitute to the President.

All the employees of THE COMPANY will be subordinated to the President and under its orders and immediate inspection.

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PARAGRAPH ONE: APPOINTMENT AND TERM.- The period of the President will be of two (2) years as of its election, but may be reelected indefinitely or removed from its position before the term has elapsed. When the Board has not elected the President in the opportunities set herein, the previous President will continue in the position until there is a new appointment. The election of the President will be done following criteria of knowledge, experience and leadership.

PARAGRAPH TWO: The remuneration of the President of ECOPETROL S.A. will be set by the Board of Directors as a response to the nature of THE COMPANY, the responsibility of the position and the standards of the market.

PARAGRAPH THREE: The Board of Directors will evaluate the President of ECOPETROL S.A. according to the Management Balanced Board adopted by THE COMPANY, whose results will be published in the web page www.ecopetrol.com.co or the one that may replace it.

Any change in the evaluation of the President’s management, will have to be approved by the Board of Directors, by previous favorable recommendation of the modification text or of the new evaluation method from the Corporate Governance Committee of the Board of Directors, which will be approved with simple majority. Once the modification is in force, it will be informed by the Secretary of the Board of Directors to all the directors, and the new system will be revealed to all interested public through the Shareholder and Investor Attention Office of ECOPETROL S.A. www.ecopetrol.com.co or the one that may replace it.

PARAGRAPH FOUR: The evaluation of top executives will be carried out as established in the Management Balance Board approved by THE COMPANY. Any change in the evaluation schedule herein, must be proposed by a simple majority of members in the Nomination and Compensation Committee for the approval of the Board of Directors.

ARTICLE THIRTY TWO: PRESIDENT’S FUNCTIONS.- It corresponds to the President:

1)	Approve and implement the Strategic Plan of THE COMPANY, which will be presented by the corresponding office.
2)	Direct, coordinate, supervise, control and evaluate the execution and compliance of the objectives, functions, policies, plans, programs, and projects inherent to the corporate purpose of ECOPETROL S.A.
3)	Adopt the decisions and dictate the acts necessary to fulfill the corporate purpose and functions of THE COMPANY, within the limits of the law and these By-Laws.
4)	Order the expenses and dictate the necessary acts for the fulfillment of the objectives and functions of THE COMPANY, within the limits of the Law and these By-Laws. These functions may be delegated on officers of ECOPETROL S.A. pursuant with the Law.
5)	Carry out selection processes, celebrate, award, perfect, terminate, liquidate contracts, agreements or other legal business necessary for the fulfillment of THE COMPANY’S objectives and functions, within the limits of the Law and these By-Laws, as to adopt all the remaining necessary decisions and carry out acts related to the contractual activity. These functions, and all the ones corresponding to the development of contractual activities, may be delegated on officers of ECOPETROL S.A. pursuant with the law.

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6)	Develop the policies on industrial relations and the salary ladder that must be adopted by ECOPETROL S.A. for its personnel and present, before the Board of Directors initiatives for the modifications, complementation or adjustment of said policies.
7)	Execute and direct the execution of all acts, operations, and authorizations included in the corporate purpose.
8)	Present, jointly with the Board of Directors, before the General Shareholders’ Meeting and for its approval, the financial statements of each exercise along with the documents requested by article 446 of the Commerce Code or the rules that may modify it, as well as a additional certification issued by the President and the Financial Vice president, if it were the case, stating that they are responsible for the integrity and exactness of said financial statements of THE COMPANY.
9)	Make available for the shareholders, at least fifteen (15) business days before the date of the ordinary General Shareholders’ Meeting, the documents referred to in article 446 of the Commerce Code or in rules that regulate or modify it. Pursuant with article 447 of the Commerce Code or the legal norms that regulate or modify it.
10)	Present to the Board of Directors:
a)	THE COMPANY’S budget.
b)	The modifications to the budget and the investment plans of THE COMPANY.
c)	Quarterly, the budget execution analysis, complemented with the balances sheets as proof and an approximate computation of losses and gains; as well as all the cost and price information of the products in national and foreign markets.
d)	Annually, the financial reports, financial statements, new facilities or improvements to THE COMPANY, the state of new facilities or improvements, the result of the explorations, drills, and exploitations carried out by THE COMPANY and its contractors, the initiatives, work plans and all other indications and suggestions for the improvement and rationalization of industrial and administrative systems of THE COMPANY.
e)	The remaining information requested by the Board of Directors to comply with assigned functions.
11)	Execute the budget approved by the Board of Directors.
12)	Comply with and supervise the application of the decisions of the Board of Directors.
13)	Design and execute the development plans, the annual action plans and the investment, maintenance and expenses plan.
14)	Execute the commercial and legal representation of ECOPETROL S.A., by acting as plaintiff, or defendant, in all class of claims, requests, judicial or extrajudicial procedures, with the ability to subscribe power-of-attorneys for both judicial or extrajudicial procedures with officers of THE COMPANY or professionals not employed by it, and may delegate the faculties that may deem necessary.
15)	Direct the labor relations of ECOPETROL S.A. and appoint, remove, and hire personnel of THE COMPANY, pursuant to legal, regulatory norms or these By-Laws, pursuant with numeral 6) of article 26 of these By-Laws. These functions may be delegated on officers of ECOPETROL S.A. pursuant with the law.
16)	Present before the Board of Directors, and agree with it the appointment and removal of personnel referred to in numeral 6) of article 26 of these By-Laws and, if necessary, remove any of these officers and replace them temporarily, and inform the Board of Directors of such actions.
17)	Propose to the Board of Directors and carry out the modifications to the structure and base of personnel of THE COMPANY, within the legal dispositions that may be applied.
18)	Represent the shares or rights that ECOPETROL S.A. may have in corporations, associations partnerships, non profit organizations or in any other form of company. The President may delegate this faculty on directive, advisor or executive level of THE COMPANY.

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19)	Present before the General Shareholders’ Meeting, during the ordinary meetings, the financial statements, the accounts, and the profit distribution project and with the Board of Directors, a functioning report of the Board of Directors and its institutional Committees.
20)	Present before the Government the report it may request and before other official sections the information that the law requires.
21)	Examine the cashier books, accounts, mail, documents of THE COMPANY and prove through delegation their existence and amounts.
22)	Summon the Board of Directors and the General Shareholders’ Meeting to ordinary and extraordinary meetings.
23)	Come before Public Notaries to legalize By-Laws modifications and decisions of the Shareholders Meeting or the Board of Directors that need be included in public deeds.
24)	Present before the Board of Directors and supervise its compliance, all specific means regarding THE COMPANY’S governance, its conduct, and information in order to ensure the respect of the rights of those investing in shares or any other security to be issued, and the adequate management of its business and public knowledge of its management.
25)	Ensure the respect to all shareholders.
26)	Supply the market with optimal, complete and true information regarding the financial statements and it administrative and financial being, notwithstanding articles 23 and 48 of Law 222 of 1995.
27)	Draft a Corporate Governance Code to be presented to the Board of Directors for its approval, with all the regulations and systems required by law, and maintain it permanently of premises for easy access.
28)	Inform, through a national circulation newspaper ad, the adoption of said Corporate Governance Code or of any modification, addition, or complementation of it (if there were, which also must be approved by the Board of Directors), and include in the ad how the general public may consult the code. It may delegate this function on other officials of THE COMPANY.
29)	Carry out all necessary action for THE COMPANY to connect on line with the central securities deposit where the securities issued by THE COMPANY have been deposited or agree for this deposit to be responsible for the Share registry on its behalf. This function may be delegated on officials of THE COMPANY.
30)	Avoid and reveal possible conflicts of interest between it and THE COMPANY, or with the shareholders, suppliers or contractors, informing of their existence to the members of the Board of Directors, and if it were the case, to the General Shareholders’ Meeting, but abstaining of deliberating or offering an opinion regarding the conflict.
31)	Present a semester report to the Board of Directors regarding the operations, agreements, o contracts that THE COMPANY may celebrate with its subordinated companies within said period and the conditions of said agreements, which must be carried out under market conditions. These relations will be made public through the annotations of the financial statements of THE COMPANY. Subordinated companies are those companies that comply with the requirements included in articles 260 and 261 of the Commerce Code or those that may modify, substitute or add them.
32)	Establish and maintain an Internal Control System of THE COMPANY.
33)	Comply with the functions that, regarding prevention and control of money laundering and terrorism financing, are assigned by legal regulations issued by the Finance Superintendence of Colombia.

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34)	When it is the case, appoint the officers of the companies in which THE COMPANY has participation both in Colombia or abroad.
35)	Carry out all other functions included in the Law, these By-Laws, and in the Corporate Governance Code, as well as those assigned by the General Shareholders’ Meeting or the Board of Directors.

PARAGRAPH: When the Law, or these By-Laws state that the President has the faculty to delegate one or several functions of its position, it is understood that it may delegate them without need of any authorization.

CHAPTER IX: EXTERNAL AUDITOR

ARTICLE THIRTY THREE: EXTERNAL AUDITOR.- THE COMPANY will have an External Auditor with its substitute, who will take its place during absolute, temporary or accidental absences. The General Shareholders Meeting will choose both.

THE COMPANY may only elect, for External Auditor and its substitute, individuals or companies duly registered at the Central Accounting Board Registry and that fulfill all the requirements included in Law 43 of 1990 or the rules that may regulate, modify, substitute it or that may result applicable.

The Audit Committee of the Board of Directors will do the election of the External Auditor through an objective and transparent pre selection of candidates.

The Audit Committee of the Board of Directors will evaluate the candidates and present before the General Shareholders’ Meeting a recommendation, establishing the eligibility order, applying experience, service, cost and sector knowledge criteria.

The shareholders can propose before the Committee additional candidates to External Auditor, as long as their profiles adjust to those include in the Law and in these By-Laws. They may as well, voice their unconformities with the current External Auditor at the Shareholder and Investor Attention Office who will evaluate the case to present it before the General Shareholders’ Meeting for it to make a decision on the subject.

PARAGRAPH ONE: In case the External Auditor is a company, is must appoint a public accountant to exercise the functions of external auditor personally, under the terms of article 215 of the Commerce Code. In case the appointee is absent, the substitutes will act.

PARAGRAPH TWO: The External Auditor will earn the amount assigned by the Shareholders Meeting, according to criteria such as professional experience auditing similar companies, and market directions.

PARAGRAPH THREE: Pursuant to article 206 of Commerce Code, the period of the External Auditor will be that of the Board of Directors, but may be removed in any moment by the General Shareholders’ Meeting with the vote of half plus one of the shares present at said Meeting.

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ARTICLE THIRTY FOUR: EXTERNAL AUDITOR FUNCTIONS.- The External Auditor’s functions, notwithstanding those assigned by the law and regulations, are as follows:

1)	Control that the operations entered into or undergone by THE COMPANY are pursuant with these By-Laws, and with the decisions of the Shareholders Meeting and the Board of Directors’.
2)	Examine all the operations, inventories, minutes, books, mail, accounting stubs, and business of THE COMPANY.
3)	Verify the cashier inventory in the opportunities the External Auditor deems convenient.
4)	Check all the securities of THE COMPANY and those that are under custody.
5)	Inspect the assets of THE COMPANY and supervise that conservations and securities measures are applied.
6)	Point out exactly and in writing the irregularities found in acts of THE COMPANY to the General Shareholders’ Meeting, the Audit Committee, and the Board of Directors or the President, as it may correspond.
7)	Authorize the signature of the financial statement of THE COMPANIES.
8)	Summon the General Shareholders’ Meeting to extraordinary meetings, pursuant with article 20 of these By-Laws.
9)	Fulfill article 447 of the Commerce Code or the legal regulations that may regulate or modify it.
10)	Collaborate with competent authorities in the inspection and supervision of THE COMPANY, and brief it on required or requested issues.
11)	Intervene in deliberations of the General Shareholders’ Meeting and the Board of Directors, when summoned to them, with voice but no voting rights.
12)	Comply with the attributions included in the Law and these By-Laws, an those compatible with the aforementioned, are assigned by the Audit Committee or the General Shareholders’ Meeting.
13)	Supervise that management fulfills its specific duties established by supervision organs, specially comply with the duties of information and with the Corporate Governance Code.
14)	Inform the organs of THE COMPANY, authorities, and the market as it may correspond, of the relevant findings.
15)	Study the complaints on violation of shareholder or investor rights as well as the results of such investigations, which will be sent to the Board of Directors and informed to the General Shareholders’ Meeting.
16)	Supervise that all accounting procedures of THE COMPANY are being followed, as well as those of the Minutes of the Shareholders Meetings and the Board of Directors, and that the mail and accounting documents of THE COMPANY are duly conserved, y giving the necessary instructions to do so.
17)	Others included in article 207 of the Commerce Code or other legal regulation.

PARAGRAPH ONE: The External Auditor will not be competent to intervene in management activities of ECOPETROL S.A. it may only carry out its administrative functions regarding the organization of the external audit.

PARAGRAPH TWO: In order to communicate material findings, the External Auditor must:

1)	Timely inform in writing to the Board of Directors, the General Shareholder Meeting, the Audit Committee or the President, or whom it may correspond according to the competence of the organ and the magnitude of the fact, of findings that occur in ECOPETROL S.A. and the development of its business.

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2)	Summon extraordinary Shareholder Meetings when deemed necessary.

3)	Inform the legal representative of security holders, when deemed necessary, in case of having debt securities.

PARAGRAPH THREE: Permanently, management will update ECOPETROL S.A.’s web page www.ecopetrol.com.co or the one that may replace it, and publish for the market and shareholders, the latest External Auditor report along with its annexes and detail of findings and exceptions found.

ARTICLE THIRTY FIVE: INHABILITIES FOR THE POSITION OF EXTERNAL AUDITOR.- Aside from the inabilities and incompatibilities included in the Law, the External Auditor of ECOPETROL S.A., cannot have received income from THE COMPANY and/or from its subordinates, representing twenty five (25%) or more of the last annual income, of the previous year and, the person who carries out activities in THE COMPANY and/or its subordinates, directly or through third parties, of services different to those of the External Auditor, that may compromise its independence in the position. The auditor may not exercise the position at ECOPETROL S.A. or its subordinate companies for more than five (5) consecutive periods; however it may be contracted again following two (2) periods separate from the position.

CHAPTER X:

FINANCIAL STATEMENTS, PROFIT DISTRIBUTION, AND RESERVE FUNDS

ARTICLE THIRTY SIX: FINANCIAL ..- On the thirty first (31) of December of every year, the accounts will be closed and the financial statements of THE COMPANY will be issued.

ARTICLE THIRTY SEVEN: APPROPRIATIONS.- To liquidate the result account, the future certain expenses funds, such as social security expenses, depreciations, amortizations, taxes, among others, must be previously appropriated.

ARTICLE THIRTY EIGHT: PROFITS.- From the liquid profit resulting from the application of article 39 of these By-Laws, ten percent (10%) will be destined to the legal reserve, until it is equal to half of the subscribed capital. When this limit is reached, THE COMPANY will not be bound to continue filling this account unless otherwise agreed to by the General Shareholders’ Meeting. But if it were to decrease, the same ten percent (10%) will be appropriated of the profit until the reserve reaches again the subscribed capital fifty percent (50%) limit.

ARTICLE THIRTY NINE: DIVIDENDS.- For distribution of profit, as stated in articles 155 and 454 of the Commerce Code, liquid profit are those resulting from the application of the following procedure:

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1)	It starts with the profit from THE COMPANY based on the real and true Financial Statements of each exercise; from that amount, the following items are subtracted: (i) Previous exercise losses that affect the capital, that is, when due to said losses, the net patrimony is reduced under the subscribed capital (if there were any); (ii) the legal and by-laws reserves (if there were any), and (iii) the appropriations necessary to cover income and complementary taxes.
2)	To the aforementioned amount, the percentages to be distributed set out in the Law are applied. This amount will be minimum amount to be distributed as dividend of each period.
3)	The amounts resulting after the distribution of minimum dividend will be at the disposition of the General Shareholders’ Meeting for occasional reserves or to be distributed as additional dividends to the minimum ones included in numeral 2) herein.

ARTICLE FORTY: LOSSES.- The losses, if there are any, will be covered by the reserves destined for such purpose and in case it is not possible, with the legal reserve. The reserves, which have as purpose to cover losses, cannot be destined for other purposes, unless otherwise agreed by the General Shareholders’ Meeting. If the legal reserve were insufficient to cover the losses, the following exercises profit will be destined to this matter, until such loss is covered completely, without being able to have a different destination. The Meeting may adopt or order measures to reestablish the net patrimony when there are losses that have caused the patrimony to be fifty percent (50%) less of the subscribed capital of THE COMPANY. Such measures may include the sale of assessed assets, the reduction of subscribed capital pursuant with the Law or the issuance of new shares. Any of these means must be adopted within six (6) months following the loss determination. If not adopted, THE COMPANY must be wound up.

CHAPTER XI:

WIND UP AND LIQUIDATION

ARTICLE FORTY ONE: WIND UP.- THE COMPANY only will dissolve under the causes included in numerals 1º and 2º of article 457 of Commerce Code, or in the event that all subscribed shares are owned by a single shareholder.

The aforementioned, pursuant with article 85 of Law 489 of 1998 and article 19.12 of Law 142 of 1994 or the rules that may modify, add or substitute them.

ARTICLE FORTY TWO: LIQUIDATION.- Once THE COMPANY is dissolved, the liquidation will be started immediately. The following must be considered:

1)	Except express legal exception, any act that is not directed to the liquidation will make the Liquidator or Liquidators and the External Auditor that did not oppose to it, joint and severally liable.
2)	The corporate name must be modified to include the words: UNDER LIQUIDATION;if this requirement is omitted, the Liquidator or Liquidators and the External Auditor that did not oppose to it, will be joint and severally liable for any damages it may cause.

PARAGRAPH: In case of liquidation, the asset contributions will be given back to who delivered them, in the proportion corresponding after applying article 240 of the Commerce Code and other legal rules that may apply to said case.

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ARTICLE FORTY THREE: LIQUIDATOR.- The Liquidation of THE COMPANY will be carried out by the person assigned by the General Shareholders’ Meeting and pursuant with article 228 of the Commerce Code or the rules that may complement, regulate or modify it.

The liquidator will direct the liquidation under its exclusive responsibility.

ARTICLE FORTY FOUR: FACULTIES OF THE LIQUIDATOR.- The President acting as liquidator or the liquidators appointed by the General Shareholders’ Meeting have the obligations and faculties assigned by articles 232, 233 and 238 of the Commerce Code.

ARTICLE FORTY FIVE: POWERS OF THE GENERAL SHAREHOLDERS’ MEETING.- During the liquidation procedures the powers of the General Shareholders’ Meeting will continue identical as they were when THE COMPANY existed, with the exception of those imposed by the liquidation procedure.

CHAPTER XII: FINAL REGULATIONS

ARTICLE FORTY SIX: DUTIES AND RESPONSIBILITES OF THE MANAGERS.- The duties and responsibilities of the managers of ECOPETROL S.A. will be those included in articles 23 and 200 of Law 222 of 1995 and the legal rules that may regulate, modify, substitute it or that may result applicable.

ARTICLE FORTY SEVEN: INCOMPATIBILITIES AND INHABILITES.- The Members of the Board of Directors and the officers of ECOPETROL S.A. will be subject to the inabilities and incompatibilities included in the Constitution, the law, ad the rules regarding said subjects and conflicts of interest included in these By-Laws, as well as those rules that may regulate, modify or substitute them.

1)	No officer or employee of THE COMPANY may reveal to third parties operations, plans or initiatives, or communicate any technical procedure or results of explorations or activities of ECOPETROL S.A., except with such instruction or order from a competent governmental authority.
2)	The members of the Board of Directors and the directive, advisor, or executive officers of ECOPETROL S.A.:
a)	Cannot, while exercising their functions or within the next year after the end of their professional service to THE COMPANY, directly or indirectly contract with it, or manage business before THE COMPANY on its behalf or on behalf of a third party, except when claims against it have been presented against the company in which they are serving or have served.
b)	Cannot intervene, under any reason or in any moment, in business that they have known or carried out during their time in THE COMPANY.

PARAGRAPH ONE: The aforementioned does not limit the members of the Board of Directors or the officers of any level of ECOPETROL S.A., to acquire assets or services that THE COMPANY offers to the public under common conditions to all.

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PARAGRAPH TWO: Officers of director, advisor or executive level may be members of the Board of Directors of companies where ECOPETROL S.A. has share participation.

ARTICLE FORTY EIGHT: CONFLICT OF INTEREST.- There is a conflict of interest, among others, when:

a)	There are opposed interests between the Manager or any other employee of THE COMPANY and the interests of ECOPETROL S.A., that may make said person adopt decisions or execute acts in personal benefit or of third parties and in detriment of the interests of THE COMPANY, or
b)	When there is any circumstance that may reduce its independence, equality or objectivity to the actions of the Manager or any employee of ECOPETROL S.A., and it may go against the interests of THE COMPANY.

For these effects, managers will be those defined by article 22 of Law 222 of 1995 or any rule that may add, modify or substitute it.

PARAGRAPH ONE: The President, the members of the Board of Directors, and all the employees of ECOPETROL S.A., must act with diligence and loyalty to THE COMPANY, and must abstain from intervening directly or indirectly in studies, activities, management, decisions or actions in which there is a conflict of interest, pursuant with the aforementioned definition.

PARAGRAPH TWO: REVELATION OF CONFLICTS IN THE COMPANY.- The President, the members of the Board of Directors and all the employees of ECOPETROL S.A., must reveal any conflict of interest between its personal interests and the interests of ECOPETROL S.A., when dealing with its main shareholder, its subordinated companies, clients, suppliers, contractors and any other person who executes or plans on executing business with THE COMPANY or any companies in which it has participation or interests, directly or indirectly.

PARAGRAPH THREE: CONFLICT OF INTEREST MANAGEMENT.- In order to resolve the conflicts of interest situations, the following procedure will be followed:

a)	In case the conflict of interest involves an officer of THE COMPANY, other than Managers, it must inform, in writing to its supervisor, of the conflict, in order for the supervisor to decide on it and if it deems there is a conflict of interest, and appoint a replacement for the person in the conflict.
b)	In case the conflict of interest involves a Manager of ECOPETROL S.A., numeral 7º of article 23 of Law 222 of 1995 or the rule that may add, modify or substitute it, will be applied.

ARTICLE FORTY NINE: INFORMATION MANAGMENT.- ECOPETROL S.A. will distribute general information that allows for shareholders and other investors (if there were any) to have updated and truthful information for their investment. ECOPETROL S.A. will provide third parties with information kept in their files, with the exception of that information with legal reserve and that information that affects, or may risk business of THE COMPANY or may affect third party rights.

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ARTICLE FIFTY: ECOPETROL S.A. APPLICABLE LAW- The applicable law of THE COMPANY will be established by the Law.

ARTICLE FIFTY ONE: LABOR APPLICABLE LAW.- The labor applicable law of THE COMPANY will be established by the law.

~~ARTICLE FIFTY TWO: TRANSITORY SECTION- The members of the Board of Directors of ECOPETROL –Sociedad Pública Por Acciones- and their substitutes, will continue in their positions in ECOPETROL S.A., until others are appointed into said positions in the ordinary General Shareholders’ Meeting on the first quarter of 2008.~~

ARTICLE FIFTY THREE: SUPLETORY RULES.- Regarding what has not been included in these By-Laws, pertinent legal rules will be applied.

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